Exhibit 23.2

CONSENT OF BEARD MILLER COMPANY LLP

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 13, 2004, relating to the consolidated financial statements of Bay-Vanguard Federal Savings Bank (the “Bank”) which are included in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Baltimore, Maryland

September 14, 2004